EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Malin Clark
415-686-3864
malinclark@bankofmarin.com

BANK OF MARIN EXPANDS INTO NAPA THROUGH FDIC TRANSACTION
Adds Two Branches through Acquisition of Charter Oak Bank

NOVATO, CA, February 18, 2011 – Bank of Marin Bancorp (NASDAQ: BMRC) announced today that through its subsidiary, Bank of Marin, it has acquired certain assets and assumed certain liabilities of Napa-based Charter Oak Bank. This transaction has been completed under a modified whole-bank purchase and assumption agreement with the Federal Deposit Insurance Corporation (the “FDIC”) without loss share.  The acquisition follows a decision by the California Department of Financial Institutions to close Charter Oak Bank and appoint the FDIC as receiver.

"We are deeply committed to the communities in which we operate.  We share many of the same values as Charter Oak, focusing on personalized customer service and community involvement," said Bank of Marin President and Chief Executive Officer, Russell Colombo.   “In the twenty-one years we’ve been in business, we’ve established one of the healthiest banks in California. We are excited for the opportunity to leverage our financial strength to expand into Napa.”

Bank of Marin Bancorp recently reported record annual earnings of $13.6 million in 2010 and a total risk-based capital ratio of 13.3% at December 31, 2010, significantly exceeding the designated capital guideline of 10% for well-capitalized banks. No capital has been raised to complete this transaction, as Bank of Marin Bancorp has grown capital through the retention of earnings in order to take advantage of such acquisition opportunities.

At December 31, 2010, Charter Oak Bank reported gross loans totaling $107.0 million and deposits totaling $105.3 million. The purchase price reflects an asset discount of $19.8 million and no deposit premium. Fifty-six loans with book values totaling approximately $28.5 million as of the bid valuation date (October 18, 2010), which represents approximately 25% of Charter Oak’s loans, were retained by the FDIC. The excluded loans mainly represent loans delinquent more than sixty days or more as of the bid valuation date and certain types of land and construction loans. Balances are subject to change based on activities between the bid valuation date and the purchase date. The assets acquired and liabilities assumed are subject to internal adjustment under generally accepted accounting principles.

Charter Oak Bank has two full-service branches at 600 Trancas Street in Napa and 1050 Adams Street in St. Helena. These branches will reopen as Bank of Marin branches on Tuesday, February 22, 2011. Depositors have automatically become depositors of Bank of Marin. To help customers with the transition, Bank of Marin representatives, along with the former Charter Oak staff will be on-site at both branches to address customer needs. Since deposits will continue to be insured by the FDIC, there is no need for customers to change their banking relationship to retain their deposit insurance coverage. Bank of Marin welcomes the customers of Charter Oak Bank.  Customers’ deposits are safe and readily available, strengthened by the financial stability of Bank of Marin.

Customers can access their money by writing checks, using ATM or debit cards, or visiting both branches during business hours.  Checks drawn on Charter Oak Bank will continue to be processed, and loan customers should continue making their payments as usual.  Charter Oak customers should continue to use their existing branch as Bank of Marin integrates the systems of the two organizations. Charter Oak Bank’s customers and shareholders who have questions about today’s transaction can call the FDIC’s customer service center toll-free at 1-877-367-2717. The phone number will be operational this evening until 9:00 pm Pacific Standard Time (“PST”); on Saturday from 9:00 am to 6:00 pm PST; on Sunday noon to 6pm PST, and Monday from 8:00 am to 8:00pm PST. Thereafter hours will be adjusted by the FDIC based on call volume.

About Bank of Marin Bancorp

Bank of Marin Bancorp's assets exceed $1 billion. Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp, is the largest community bank in Marin County with eighteen offices in Marin, San Francisco, Sonoma and Napa counties. The Bank's Administrative offices are located in Novato, California. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting the local communities it serves. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index, is recognized as a Top 200 Community Bank, ranked number 42 in the U.S. by US Banker Magazine, and has received the highest five star rating from Bauer Financial for more than ten years (www.bauerfinancial.com). Celebrating its 21st anniversary in 2011, Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the  economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.